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                                                                     Exhibit p.2


                               LIBERTY ACORN TRUST

                                 CODE OF ETHICS
                                       FOR
                          NON-INTERESTED BOARD MEMBERS

        (ADOPTED EFFECTIVE JUNE 15, 1996; AMENDED EFFECTIVE MAY 25, 1999,
                      SEPTEMBER 29, 2000 AND MAY 23, 2001)

         The Investment Company Act and rules require that Liberty Acorn Trust ("Liberty Acorn" or the "Fund") establish standards and procedures for the detection and prevention of certain conflicts of interest, including activities by which persons having knowledge of the investments and investment intentions of Liberty Acorn might take advantage of that knowledge for their own benefit. For that purpose, Liberty Acorn has adopted this Code of Ethics (the "Code") applicable to those members of Liberty Acorn's board of trustees who are not affiliated with Liberty Acorn or Liberty Wanger Asset Management, L.P. ("Liberty WAM"), Liberty Acorn's investment adviser.

         Any questions about the Code or about the applicability of the Code to a personal securities transaction should be directed to Liberty WAM's designated compliance officer or chief operating officer, or counsel for the Fund.

I.       STATEMENT OF PRINCIPLE

         GENERAL PROHIBITIONS. The Investment Company Act and rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Fund to:

         a.       employ any device, scheme, or artifice to defraud the Funds;

         b. make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading;

         c. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Funds; or

         d.       engage in any manipulative practice with respect to the Funds.

         PERSONAL SECURITIES TRANSACTIONS. The Code regulates personal securities transactions as a part of the effort by the Fund to detect and prevent conduct that might violate the general prohibitions outlined above. A personal securities transaction is a transaction in a SECURITY in which the person subject to this Code has a BENEFICIAL INTEREST.
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         SECURITY is interpreted very broadly for this purpose, and includes any right to acquire any security (an option or warrant, for example).

         You have a BENEFICIAL INTEREST in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, the rules under section 16 of the Securities Exchange Act of 1934 will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of section 16). Examples of beneficial interest and a copy of Rule 16a-1(a), defining beneficial ownership, are attached as Appendix A.

         In any situation where the potential for conflict exists, transactions for the Fund must take precedence over any personal transaction. The Fund's non-interested trustees owe a duty to the Fund and its shareholders to conduct their personal securities transactions in a manner which does not interfere with the portfolio transactions of the Fund, take inappropriate advantage of their relationship with the Fund, or create any actual or potential conflict of interest between their interests and the interests of the Fund and its shareholders.

         Situations not specifically governed by this Code of Ethics will be resolved in light of this general principle.

II.      TO WHOM THE CODE'S RESTRICTIONS APPLY

The Code applies to the Fund's outside board members -- those members of the board of Liberty Acorn who are not affiliated with Liberty WAM, are not officers or 5% shareholders of Liberty Acorn, and are not otherwise "interested persons" of Liberty WAM. The outside board members subject to the Code are listed on Schedule A hereto.

III.     RESTRICTIONS ON PERSONAL SECURITIES TRANSACTIONS

         A. NO TRANSACTIONS WITH THE FUNDS. No outside board member shall knowingly sell to or purchase from the Fund any security or other property, except securities issued by the Fund.

         B. NO CONFLICTING TRANSACTIONS. No outside board member shall purchase or sell any security in which such person has or would thereby acquire a beneficial interest which the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by the Fund, until the Fund's transactions have been completed or consideration of such transactions has been abandoned.

IV.      COMPLIANCE PROCEDURES

         A.       REPORTING PERSONAL SECURITIES TRANSACTIONS.

         1. An outside board member shall report to WAM's compliance officer, within ten days after the end of the calendar quarter in which a reportable transaction occurs, any personal securities transaction in which the outside board member, at the time of the transaction, knew, or in the ordinary course of fulfilling his duties

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                  as a trustee should have known, that on the day of the
                  transaction or within 15 days before or after that day a purchase or sale of that security was made by or considered for the Fund.

         B. FORM OF REPORTS. Reports of personal securities transactions may be in any form (including copies of confirmations or monthly statements) but must include (i) the date of the transaction, the title and number of shares, and the principal amount of each security involved; (ii) the nature of the transaction (i.e., purchase, sale, gift, or other type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through whom the transaction was effected; and
                  (v) the name of the reporting person.

         C. MONITORING OF TRANSACTIONS. WAM's compliance officer will review the reports of personal securities transactions of the Fund's outside board members.

         D. CERTIFICATION OF COMPLIANCE. Each outside board member is required to certify annually that he or she has read and understands the Code and recognizes that he or she is subject to the Code. To accomplish this, the Secretary of the Fund shall annually distribute a copy of the Code and request certification.

         E. REVIEW BY THE FUND'S BOARD. The officers of the Fund shall prepare an annual report to the board that:

                  1. summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

                  2. identifies any violations of the Code requiring significant remedial action during the past year; and

                  3. identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

V.       EXEMPT TRANSACTIONS

         The provisions of this Code are intended to restrict the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code. Therefore, the provisions of
Section III (Restrictions on Personal Securities Transactions) and Section IV (Compliance Procedures) of this Code shall not apply to:

         A. Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control;

         B.       Purchases or sales of:

                  1.       U.S. government securities;

                  2. shares of open-end investment companies (mutual funds), including but not limited to shares of any series of Liberty Acorn or WAT; and

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                  3.       bank certificates of deposit or commercial paper.

         C. Purchases or sales over which neither the person subject to this Code nor the Fund has control;

         D. Purchases that are part of an automatic dividend reinvestment plan;

         E. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

         F. Purchases or sales in an account managed by an independent investment adviser with discretion where the trustee has no advance knowledge of the transactions before they had been executed; and

         G. Purchases or sales that receive the prior approval of the Fund's compliance officer or chief operating officer because they are not inconsistent with this Code or the provisions of Rule 17j-1(a) under the Investment Company Act of 1940. A copy of Rule 17j-1 is attached as Appendix B.

VI.      CONSEQUENCES OF FAILURE TO COMPLY WITH THE CODE

         Compliance with this Code of Ethics is a condition of retention of positions with the Fund. The Fund's board of trustees shall determine what action is appropriate for any breach of the provisions of the Code by an outside board member, which may include removal from the board.

         Reports filed pursuant to the Code will be maintained in confidence but will be reviewed by WAM or the Fund to verify compliance with the Code. Additional information may be required to clarify the nature of particular transactions.

VII.     RETENTION OF RECORDS

         WAM's designated compliance officer shall maintain the records listed below for a period of five years at the Fund's principal place of business in an easily accessible place:

         A.       a list of all persons subject to the Code during the period;

         B. receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

         C. a copy of each code of ethics that has been in effect at any time during the period; and

         D. a copy of each report filed pursuant to the Code and a record of any known violation and action taken as a result thereof during the period.



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Adopted effective 5/28/96
Amended effective 5/25/99
Amended effective 9/29/00
Amended effective 5/23/01



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                                   SCHEDULE A

                                 Leo A. Guthart
                                Irving B. Harris
                                Jerome Kahn, Jr.
                                  Steven Kaplan
                                David C. Kleinman
                                 Roger S. Meier
                                 Allan B. Muchin
                                 Robert E. Nason
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                                                                      APPENDIX A

                        EXAMPLES OF BENEFICIAL OWNERSHIP

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

- securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

- securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

- securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust;

- securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

- securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

- securities held by a personal holding company controlled by you alone or jointly with others;

- securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

- securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will NOT be deemed to have beneficial ownership of securities in the following situations:

- securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership's portfolio; and

- securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.
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                                                                      APPENDIX A


THESE EXAMPLES ARE NOT EXCLUSIVE. THERE ARE OTHER CIRCUMSTANCES IN WHICH YOU MAY BE DEEMED TO HAVE A BENEFICIAL INTEREST IN A SECURITY. ANY QUESTIONS ABOUT WHETHER YOU HAVE A BENEFICIAL INTEREST SHOULD BE DIRECTED TO LIBERTY WAM'S DESIGNATED COMPLIANCE OFFICER OR CHIEF OPERATING OFFICER.
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                                                                    ATTACHMENT A

                               LIBERTY ACORN TRUST
                           CODE OF ETHICS AFFIRMATION

         I affirm that I have received a copy of the Liberty Acorn Trust Code of Ethics for Non-Interested Board Members (the "Code") and have read and understand it. I acknowledge that I am subject to the Code and will comply with the Code in all respects.

Date: ________________


                                                ________________________________
                                                Signature